                                                                   Exhibit 3.116

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                                 TOLL PLAZA, LLC

         This Limited Liability Company Operating Agreement (the "Agreement") is entered into as of the 28th day of August, 2003 by TOLL PHILMONT CORPORATION, a Delaware corporation ("SOLE MEMBER").

         WHEREAS, TOLL PLAZA, LLC (the "Company") was formed on August 28, 2003, upon the filing of its Certificate of Organization (the "Certificate") with the Department of State of the Commonwealth of Pennsylvania.

         NOW THEREFORE, SOLE MEMBER by execution of this Agreement, hereby continues the Company as a limited liability company pursuant to the Limited Liability Company Law of 1994 of the Commonwealth of Pennsylvania, as amended from time to time (the "Act"), upon the following terms and conditions.

         1. Name. The name of the limited liability company is TOLL PLAZA, LLC.

         2. Purpose. The purpose for which the Company is organized is limited solely to (A) being the sole general partner of Toll Plaza, LP, a Pennsylvania limited partnership (the "Partnership"), (B) acting as, and exercising all of the authority of, the general partner of the Partnership, and (C) transacting any and all lawful business for which a limited liability company may be organized under the laws of the Commonwealth of Pennsylvania that is incident, necessary and appropriate to accomplishing the foregoing.

         3. Fiscal Year. The fiscal year of the Company (the "fiscal year") shall end on the fiscal year end required for U.S. federal income tax purposes. SOLE MEMBER is authorized to make all elections for tax or other purposes as they may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

         4. Powers. In furtherance of its purposes, but at all times subject to the limitations and requirements set forth in the Certificate (which are incorporated herein as though fully set forth), the Company shall have the power and is hereby authorized to do any and all acts necessary or convenient to carry out any and all of the objects and purposes of the Company and to perform all acts in furtherance thereof, including, without limitation, (i) to execute and deliver any and all documents and instruments which may be necessary or desirable to carry on the business of the Company, including, without limitation, any and all deeds, contracts and leases, and (ii) to take any and all other actions it deems necessary, desirable, convenient or incidental for the furtherance of the objects and purposes of the Company and shall have and may exercise all of the powers and rights conferred upon a limited liability company formed pursuant to the Act. Without limiting the foregoing, the Company is hereby specifically authorized to enter into the transactions and to perform all of the undertakings set forth on Exhibit D attached to this Agreement, and the Managers or the appropriate Officers of the Company are hereby authorized to execute and deliver all contracts, certificates, agreements, instruments and other documents on behalf of the Company as shall be necessary or convenient therefor.

         5. Registered Office. The address of the registered office of the Company in the Commonwealth of Pennsylvania is 3103 Philmont Avenue, Huntingdon Valley, PA 19006.

         6. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the Commonwealth of Pennsylvania is 3103 Philmont Avenue, Huntingdon Valley, PA 19006.

         7. Member. The name and mailing address of SOLE MEMBER is set forth on Exhibit A attached to this Agreement.

         8. Designation of Managers.

                  (i) SOLE MEMBER hereby agrees that the responsibility for managing the business and affairs of the Company shall be delegated to three (3) managers (each of such managers of the Company being hereinafter referred to individually as a "Manager" and collectively as the "Board") and hereby consents to the election of Robert I. Toll, Zvi Barzilay and Joel H. Rassman as Managers of the Company.

                  (ii) The Managers shall serve and continue in such office throughout the entire term of the Company unless sooner removed by written action of SOLE MEMBER by operation of law, by order or decree of any court of competent jurisdiction, or by voluntary resignation or upon the dissolution, liquidation and termination of a Manager.

                  (iii) In the event of the resignation, removal or termination for any reason whatsoever of a Manager, the written consent of SOLE MEMBER shall be required to designate a new manager.

                  (iv) The Board shall in each case act by a majority of Managers in office. The Board is hereby authorized to appoint one or more officers of the Company (each, an "Officer"), including, without limitation, a President, a Secretary, one or more Vice Presidents and one or more Assistant Vice Presidents and Assistant Secretaries. Each such Officer shall have delegated to him or her the authority and power to execute and deliver on behalf of the Company any and all such contracts, certificates, agreements, instruments and other documents, and to take any such action, as the Board deems necessary or appropriate, all as may be set forth in a written delegation of authority executed by the Board. The Officers shall serve at the pleasure of the Board, and the Board may remove any person as an Officer and/or appoint additional persons as Officers, as the Board deems necessary or desirable. Any person or entity dealing with the Company may conclusively presume that an Officer specified in such a written delegation of authority who executes a contract, certificate, agreement, instrument or other document on behalf of the Company has the full power and authority to do so and each such document shall, for all purposes, be duly authorized, executed and delivered by the Company upon execution by such Officer. By execution hereof, SOLE MEMBER hereby appoints as the initial Officers the persons specified in Exhibit B attached hereto, who shall hold the office set forth opposite or at the head of his or her name.

         9. Exculpation and Indemnification. In the event that SOLE MEMBER, or any of its direct or indirect partners, directors, officers, stockholders, employees, agents, affiliates or controlling persons, including, without limitation, any Manager or Officer (collectively, the "Indemnified Persons," each, including such member, an "Indemnified Person"), becomes involved, in any capacity, in any threatened, pending or completed, action, proceeding or investigation, in connection with any matter arising out of or relating to the Company's business or affairs, the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, "Costs"), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company's business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person. If for any reason (other than the willful misfeasance, gross negligence, or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this
Section 9 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section 9 shall be limited to the Company's assets, and no member shall have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.

         10. Admission. SOLE MEMBER is hereby deemed admitted as the sole member of the Company upon its execution and delivery of this Agreement.

         11. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to SOLE MEMBER, as sole member.

         12. Distributions. Distributions shall be made to SOLE MEMBER, as sole member.

         13. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the sole member nor any affiliate, director, officer, partner or controlling person of the sole member shall be obligated personally for any such debt, obligation or liability of the Company.

         14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         15. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the SOLE MEMBER; provided, however, that for so long as the Loan remains outstanding the provisions specified in paragraphs 2, 15, 16, 17 and 18 of this Agreement shall not be amended without approval of such amendment by the Lender. Lender may condition its approval on obtaining, at Borrower's cost and expense, a confirmation from each of the applicable rating agencies that such amendment would not result in the qualification, withdrawal or downgrade of any securities rating. For purposes of this Agreement: "Lender" means LaSalle Bank National Association, a national banking association, formerly known as LaSalle National Bank, as Trustee for the registered holders of the Morgan Stanley Capital I, Inc., Commercial Mortgage Pass-Through Certificates, Series 1999-RM1, together with its successors and/or assigns; "Loan" means a certain loan in the original principal sum of $800,000.00, currently held by Lender, secured by a mortgage upon certain premises located with an address at 2755 Philmont Avenue, Huntington Valley, Montgomery County, Pennsylvania; and "Loan Documents" means, collectively, the documents evidencing or securing the Loan.

         16. Incorporation of Certificate. The terms and conditions specified in the Certificate of Organization of the Company, a copy of which is attached hereto as Exhibit C, are incorporated herein by reference and shall be a part of this Agreement.

         17. Continuation of the Company. If there is a death, dissolution or other "termination event" for any member of the Company, the vote of a majority in interest of the remaining members shall be sufficient to continue the life of the Company.

         18. Unanimous Consent Required for Certain Acts. Notwithstanding any provisions to the contrary contained herein, so long as the Loan remains outstanding, the unanimous consent of all members shall be required for the Company to do any of the following or cause the Partnership to do any of the following:

                  a. File or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally;

                  b. Seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its properties;

                  c. Make any assignment for the benefit of the Company's creditors; or

                  d. Take any action in furtherance of any of the foregoing.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Operating Agreement as of the date first above written.

                                                    TOLL PHILMONT CORPORATION,
                                                    a Delaware corporation


                                                    By:      Mark J. Warshauer
                                                       ------------------------
                                                    Name:    Mark J. Warshauer
                                                    Title:   Vice President

                                    EXHIBIT A
                                    ---------

                     NAME AND MAILING ADDRESS OF SOLE MEMBER

         SOLE MEMBER                                   Address
         -----------                                   -------
Toll Philmont Corporation          3103 Philmont Avenue, Huntingdon Valley, PA 19006


                                    EXHIBIT B
                                    ---------

                                  OFFICER LIST

Chairman of the Board                                                   Robert I. Toll

President, Chief Operating Officer                                      Zvi Barzilay
                  and Assistant Secretary

Executive Vice President, Treasurer, Chief Financial Officer            Joel H. Rassman
                  and Assistant Secretary

First Senior Vice President                                             Wayne S. Patterson

Senior Vice Presidents                                                  Thomas A. Argyris, Jr.
                                                                        James W. Boyd
                                                                        Barry A. Depew
                                                                        G. Cory DeSpain
                                                                        Richard T. Hartman
                                                                        Werner Thiessen
                                                                        Edward D. Weber
                                                                        Douglas C. Yearley, Jr.

Senior Vice President, General Counsel                                  Kenneth J. Gary
                  and Assistant Secretary

Vice President, Chief Accounting Officer                                Joseph R. Sicree
                  and Assistant Secretary

Vice President, Controller                                              Kevin J. McMaster
                  and Assistant Secretary

First Vice President and Secretary                                      Michael I. Snyder

Vice Presidents

                  Peter Alles                                          J. Michael Donnelly
                  Keith Anderson                                       Jonathan C. Downs
                  Thomas Anhut                                         Kevin D. Duermit
                  William J. Bestimt                                   John P. Elcano
                  Ronald Blum                                          Evan G. Ernest
                  Charles W. Bowie                                     Alan Euvrard
                  Paul Bruckardt                                       Augustine P. Flores
                  Roger A. Brush                                       Robert B. Fuller
                  Scott L. Coleman                                     Christopher Gaffney
                  Frederick N. Cooper                                  Patrick Galligan
                  Perry J. Devlin                                      Jed Gibson
                  William J. Gilligan                                  Walter Nowak
                  John D. Harris                                       Joseph J. Palka
                  Douglas C. Heppe                                     Michael J. Palmer
                  John Jakominich                                      Daniel O'Brien
                  Benjamin D. Jogodnik                                 John Pagenkopf
                  Robert A. Johnson                                    Jon Payntor
                  Gregory Kamedulski                                   Robert Parahus
                  Gregory Kelleher                                     William D. Perry
                  Webb A. Koschene                                     Ralph E. Reinert
                  B. Mitchell Kotler                                   William C. Reilly
                  Gary Lemon                                           David Richey
                  Manfred P. Marotta                                   David K. Sadler
                  Gary M. Mayo                                         Douglas C. Shipe
                  James Majewski, Jr.                                  James A. Smith
                  John G. Mangano                                      Ronnie E. Snyder
                  Marc F. McAlpine                                     Michael Sosinski
                  Kira McCarron                                        Steven A. Turbyfill
                  Robert N. McCarron                                   Philip M. Turner
                  Richard C. McCormick                                 Christopher Utschig
                  Richard Miller                                       Steven W. Walker
                  Charles E. Moscony, Jr.                              Mark J. Warshauer
                  Thomas J. Murray

Assistant Vice Presidents

                  David Anderson                                       Brad Nelson
                  Robert Babyok                                        Richard Nelson
                  Leanne Barbosa                                       Michael Noles
                  Daniel Brouillette                                   Michael O'Hara
                  Anthony Casapulla                                    Edward Oliu
                  Sandy Colden                                         Joseph Pease
                  Robert Craig                                         Charles Raddatz
                  Mark Culichia                                        Byron Rimmer
                  Michael Davenport                                    Anthony Rocco
                  Paul Eberz                                           Gary Rosmarin
                  Robert Frakes                                        Robert Schoonmaker
                  Michael Glenn                                        Seth Shapiro
                  Charles Hare                                         John Smith
                  Paul S. Hare                                         Ronnie E. Snyder
                  Gordon Ivascu                                        Andrew Stern
                  Robert Kardos                                        John Szakats
                  Daniel Kennedy                                       Ken Thirtyacre
                  Steven Krasoff                                       Alan Truitt